Exhibit 16.1

                                [Firm Letterhead]



June 16, 2005


To:      Securities and Exchange Commission
         Washington, D.C. 20549-0405

Re:      Webb Mortgage Depot, Inc.
         Form 8-K/A
         Filed June 16, 2005


Dear Sirs,

We have reviewed the disclosures made by Webb Mortgage Depot, Inc. in its amended Form 8-K/A filed June 16, 2005 and we agree with the statements made by the Company therein.


/s/Webb & Company, PA

Webb & Company, P.A.